SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Current Report

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

March 28, 2006
Date of Report (Date of earliest event reported)

METALDYNE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-12068	38-2513957
(State or other jurisdiction of	(Commission file number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

47659 Halyard Drive, Plymouth, Michigan 48170
(Address of principal executive offices)

(734) 207-6200
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

The Company held a teleconference on March 28, 2006 reporting its financial results for the fourth quarter and full fiscal year 2005. The visual presentation accompanying this teleconference was included as Exhibit 99.1 to the original 8-K filed on March 28, 2006.

In connection with the finalization of the Company’s 2005 audited accounts filed on Form 10-K on April 3, 2006 and subsequent to the March 28, 2006 conference call, four adjustments to the unaudited information provided on the teleconference and in the related visual presentation were identified.  The first adjustment was a $2.5 million increase in depreciation expense to adjust the amount of depreciation expense that had been initially recognized.  The second adjustment was a reclassification between discontinued operations and continuing operations associated with amounts categorized inaccurately as discontinued operations. This results in an increase in operating profit and Adjusted EBITDA for continuing operations of $0.5 million. The third adjustment was to recognize a $0.2 million fixed asset loss relating to assets previously capitalized on the corporate ledger. Finally, it was determined that the valuation allowance of $75.6 million should be spread among the various components of income items from continued operations, discontinued operations, and loss from discontinued operations. In the teleconference and slides furnished with the March 28, 2006 8K, the entire $75.6 million valuation allowance was allocated to continuing operations. After revising the allocation, $46 million of the valuation allowance was allocated to continuing operations, $2 million to discontinued operations, $28 million to loss on discontinued operations.

This amendment is being furnished to include a revised portions of the visual presentation reflecting the adjustments referenced above. Such revised visual presentation is furnished herewith as Exhibit 99.1.

Each of these adjustments are reflected in the Company’s Form 10-K filed on April 3, 2006.

Item 9.01  Financial Statements and Exhibits.

(c)  Exhibits. The following exhibit is filed herewith:

Exhibit 99.1	Metaldyne Corporation (the “Company”) revised visual presentation titled “Public Call Fourth Quarter and Full Year 2005 Review.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  April 4, 2006

METALDYNE CORPORATION

By:
Name: Jeffrey M. Stafeil
Title: Executive Vice President
and Chief Financial Officer